The information in this preliminary pricing supplement is not complete and may be changed.  A registration statement relating to the securities has been filed with the Securities and Exchange Commission.  This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Subject to Completion
Preliminary Pricing Supplement dated May 7, 2012
Preliminary Pricing Supplement No. 136 to Product Prospectus Supplement No. VIN-1 dated January 3, 2012 and Prospectus dated May 18, 2010	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-162219 and 333-162219-01 May 7, 2012

The Royal Bank of Scotland plc (Issuer)
The Royal Bank of Scotland Group plc (Guarantor)
$ RBS Variable Income Notes Linked to a Basket of Ten Stocks 100% repayment of principal at maturity, subject to the credit risk of RBS and RBSG
■ Coupon Payment Dates are May 31, 2013; June 2, 2014; June 1, 2015; May 31, 2016; May 31, 2017; and May 31, 2018.†
■ Coupon Valuation Dates are May 23, 2013; May 23, 2014; May 22, 2015; May 23, 2016; May 23, 2017; and May 23, 2018.†
■ The Coupon Rate for each Coupon Payment will be the arithmetic average of the Share Performance of each Underlying Share within the Basket on the applicable Coupon Valuation Date, subject to the Minimum Coupon Rate of 1.00% per annum.
■ The Coupon Rate will not exceed the Auto-Cap Rate of between 6.50% and 8.50%.
■ The Share Performance for each Underlying Share on a Coupon Valuation Date will be equal to either (i) the Auto-Cap Rate of between 6.50% and 8.50%, if the Ending Share Price for such Underlying Share on such Coupon Valuation Date is greater than or equal to its Initial Share Price, or (ii) the greater of the Underlying Share Return or the Floor Rate of -30.00%, if the Ending Share Price for such Underlying Share on such Coupon Valuation Date is less than its Initial Share Price.
■ 100% repayment of principal at maturity, subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.
■ 6-year term (approximately).
■ No listing on any securities exchange.
$1,000 Original Offering Price per RBS Variable Income Note
Expected dates*:
Pricing Date:	May 25, 2012
Settlement Date:	May 31, 2012
Maturity Date:	May 31, 2018

CUSIP / ISIN No.: 78009PCW9 / US78009PCW95

*Expected dates are subject to change. If we change the expected pricing date or settlement date, the expected Coupon Payment Dates, Coupon Valuation Dates and Maturity Date will also be changed. The stated term of the securities will remain the same.  See also “Clearance and Settlement” on page PS-15 of this pricing supplement.

† Coupon Payment Dates and Coupon Valuation Dates are subject to postponement as described on page PS-2 of this pricing supplement.

The RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” beginning on page PS-7 of this pricing supplement and beginning on page S-13 of Product Prospectus Supplement No. VIN-1 (the “product supplement”).

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

	Per security		Total
Original Offering Price (1)	$1,000.00	$
Underwriting discount (2)	$42.50	$
Proceeds, before expenses, to The Royal Bank of Scotland plc	$957.50	$
 (1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities. For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-18 of the product supplement.
(2) RBS Securities Inc. (“RBSSI”) will pay marketing fees equal to 1.00% of the face value of the securities to one or more broker-dealers.  For additional information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-15 of this pricing supplement.
RBS Securities Inc.
May   , 2012

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Summary

The RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our other senior unsecured indebtedness from time to time outstanding, and any payments due on the securities, including any coupon payments and the payment at maturity, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer's obligations under the securities, to pay their respective obligations as they become due.  The securities provide investors with annual Coupon Payments the amount of which will depend on the arithmetic average of the Share Performance of the Underlying Shares within the Basket on each Coupon Valuation Date.  An investor’s return on the securities will be limited to the Coupon Payments which will be subject to a Minimum Coupon Rate and which will never exceed the Auto-Cap Rate.  In addition to the final Coupon Payment, investors will be entitled to receive a Payment at Maturity equal to the Original Offering Price of $1,000 per security.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.

Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	6 years (approximately)
Underlying Share	Ticker	Initial Share Price	Industry or Sector	Weight
Altria Group, Inc.	MO	$	Agriculture	1/10
Apple Inc.	AAPL	$	Information Technology	1/10
AT&T Inc.	T	$	Telecommunications	1/10
Avon Products, Inc.	AVP	$	Cosmetics/Personal Care	1/10
Bristol-Myers Squibb Company	BMY	$	Pharmaceuticals	1/10
Colgate-Palmolive Company	CL	$	Consumer Staples	1/10
Emerson Electric Co.	EMR	$	Electric	1/10
Lockheed Martin Corporation	LMT	$	Aerospace/Defense	1/10
Verizon Communications Inc.	VZ	$	Telecommunications	1/10
Walgreen Co.	WAG	$	Consumer Staples	1/10
Coupon Rate:
The Coupon Rate for each Coupon Payment Date will be the arithmetic average of the Share Performance of each Underlying Share within the Basket on the applicable Coupon Valuation Date, subject to the Minimum Coupon Rate of 1.00% per annum.

Coupon Valuation Dates:
Expected to be May 23, 2013; May 23, 2014; May 22, 2015; May 23, 2016; May 23, 2017; and May 23, 2018.  If a Market Disruption Event occurs or is continuing on any scheduled Coupon Valuation Date or if the scheduled Coupon Valuation Date is not a Market Measure Business Day with respect to any Underlying Share, the Coupon Valuation Date for such affected Underlying Share(s) will be postponed for up to five (5) business days as described in the accompanying product supplement under “Description of the Securities—Each Initial Share Price and each Ending Share Price” and “Description of the Securities—Market Disruption Events.”

Coupon Payment Dates:
Expected to be May 31, 2013; June 2, 2014; June 1, 2015; May 31, 2016; May 31, 2017; and the Maturity Date corresponding to each of the Coupon Valuation Dates above; subject to postponement if a scheduled Coupon Payment Date is not a business day or if a related Coupon Valuation Date is postponed, as described in the accompanying product supplement under “Description of the Securities—Coupon Payments.”  On each Coupon Payment Date, you will be entitled to receive a cash payment per security determined by the Calculation Agent as described on page PS-4 of this pricing supplement.

Floor Rate:	-30.00%
Minimum Coupon Rate:	1.00% per annum.

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Auto-Cap Rate:
Expected to be between 6.50% and 8.50%.  The actual Auto-Cap Rate will be determined on the pricing date and set forth in the final pricing supplement.  In no event will the return per annum on your investment exceed the specified Auto-Cap Rate.

Share Performance:
If (i) the Underlying Share Return on a Coupon Valuation Date is greater than or equal to zero (i.e. the Ending Share Price for an Underlying Share on a Coupon Valuation Date is greater than or equal to its Initial Share Price), the Share Performance for such Underlying Share on such Coupon Valuation Date will equal the Auto-Cap Rate or (ii) if the Underlying Share Return on a Coupon Valuation Date is less than zero (i.e. the Ending Share Price for an Underlying Share on a Coupon Valuation Date is less than its Initial Share Price), the Share Performance for such Underlying Share on such Coupon Valuation Date will equal the greater of the Underlying Share Return and the Floor Rate.

Underlying Share Return:
The percentage increase or decrease in the price of an Underlying Share from its Initial Share Price to its Ending Share Price determined on the applicable Coupon Valuation Date.  The Underlying Share Return (expressed as a percentage) for any Underlying Share will be equal to:
Ending Share Price — Initial Share Price
Initial Share Price

Initial Share Price:	The closing price per share of each Underlying Share on the pricing date. The Initial Share Price will be determined by the Calculation Agent and set forth in the final pricing supplement.
Ending Share Price:	The closing price per share of each Underlying Share on the applicable Coupon Valuation Date, as determined by the calculation agent, multiplied by the Adjustment Factor.
Adjustment Factor:
With respect to each Underlying Share, the Adjustment Factor will be set initially at 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting such Underlying Share.  See “Description of the Securities—Adjustment Events” in the accompanying product supplement.

Maturity Date:	Expected to be May 31, 2018, subject to postponement if the final Coupon Valuation Date is postponed.
Payment at Maturity:	On the Maturity Date, you will be entitled to receive a cash payment per security equal to $1,000 plus the final Coupon Payment, subject to the credit risk of the Issuer and the Guarantor.
Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Determining the Average Share Performance and the Coupon Payment

Each Coupon Payment will equal the product of the Original Offering Price and the applicable Coupon Rate.

The Coupon Rate for each Coupon Payment will be determined based on the arithmetic average of the Share Performance of each Underlying Share within the Basket on the applicable Coupon Valuation Date, subject to the Minimum Coupon Rate of 1.00% per annum.

On each Coupon Valuation Date, the Share Performance of each Underlying Share within the Basket will be determined as follows:

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Examples of Coupon Rate Calculations

The following tables and examples illustrate hypothetical Coupon Rates for a Coupon Payment Date for securities linked to a Basket of ten hypothetical Underlying Shares, each with a hypothetical Initial Share Price of $100 and a hypothetical Ending Share Price as set forth in the table for each example. The following tables and examples assume a hypothetical Auto-Cap Rate of 7.50% (the actual Auto-Cap Rate will be determined on the pricing date and will not be less than 6.50% or greater than 8.50%), the Minimum Coupon Rate of 1.00% per annum and the Floor Rate of -30.00%.

The actual Initial Share Price for each Underlying Share included in the Basket will be determined on the pricing date and will likely be different from the hypothetical Initial Share Price and different from the Initial Share Price of each of the other Underlying Shares. The actual Ending Share Price for each Underlying Share included in the Basket will be determined on the applicable Coupon Valuation Date and will likely be different from the hypothetical Ending Share Prices set forth below. The hypothetical Coupon Rates and Coupon Payments set forth below are for illustrative purposes only and may not be the actual Coupon Rates or Coupon Payments for any Coupon Payment Date applicable to an investor of the securities. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

Example 1:

TABLE 1

Underlying Share	Ending Share Price	Underlying Share Return	Share Performance
Stock 1	$103.00	3.00%	7.50%
Stock 2	$119.00	19.00%	7.50%
Stock 3	$95.00	-5.00%	-5.00%
Stock 4	$103.00	3.00%	7.50%
Stock 5	$104.50	4.50%	7.50%
Stock 6	$106.00	6.00%	7.50%
Stock 7	$90.00	-10.00%	-10.00%
Stock 8	$102.50	2.50%	7.50%
Stock 9	$110.00	10.00%	7.50%
Stock 10	$100.00	0.00%	7.50%
		Average Share Performance =	4.50%
		Coupon Rate per annum =	4.50%
		Coupon Payment =	$45.00

Explanation for Example 1

As illustrated by Table 1 above, if the number of Underlying Share Returns that are greater than or equal to zero (i.e., the Underlying Shares that have Ending Share Prices greater than or equal to their Initial Share Prices) is sufficient to offset any negative Underlying Share Returns for the other Underlying Shares, then the Coupon Rate for the applicable Coupon Payment Date may be greater than the Minimum Coupon Rate.

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Example 2:
TABLE 2

Underlying Share	Ending Share Price	Underlying Share Return	Share Performance
Stock 1	$105.00	5.00%	7.50%
Stock 2	$100.00	0.00%	7.50%
Stock 3	$75.00	-25.00%	-25.00%
Stock 4	$110.00	10.00%	7.50%
Stock 5	$104.00	4.00%	7.50%
Stock 6	$83.00	-17.00%	-17.00%
Stock 7	$150.00	50.00%	7.50%
Stock 8	$97.00	-3.00%	-3.00%
Stock 9	$40.00	-60.00%	-30.00%
Stock 10	$115.00	15.00%	7.50%
		Average Share Performance =	-3.00%
		Coupon Rate per annum =	1.00%
		Coupon Payment =	$10.00

Explanation for Example 2

As illustrated by Table 2 above, even when most of the Underlying Share Returns are greater than or equal to zero (i.e., the Ending Share Prices for the Underlying Shares are greater than or equal to their Initial Share Prices), if the Underlying Share Returns for the other Underlying Shares are sufficiently negative, the investor may receive a Coupon Payment on the applicable Coupon Payment Date based on the Minimum Coupon Rate.

Example 3:
TABLE 3

Underlying Share	Ending Share Price	Underlying Share Return	Share Performance
Stock 1	$115.00	15.00%	7.50%
Stock 2	$115.00	15.00%	7.50%
Stock 3	$120.00	20.00%	7.50%
Stock 4	$150.00	50.00%	7.50%
Stock 5	$100.00	0.00%	7.50%
Stock 6	$130.00	30.00%	7.50%
Stock 7	$135.00	35.00%	7.50%
Stock 8	$125.00	25.00%	7.50%
Stock 9	$145.00	45.00%	7.50%
Stock 10	$115.00	15.00%	7.50%
		Average Share Performance =	7.50%
		Coupon Rate per annum =	7.50%
		Coupon Payment =	$75.00

Explanation for Example 3

As illustrated by Table 3 above, even when all of the Underlying Share Returns are greater than or equal to zero (i.e., the Ending Share Prices for the Underlying Shares are greater than or equal to their Initial Share Prices), the Coupon Rate on the applicable Coupon Payment Date is limited to the Auto-Cap Rate.

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-13 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

●	The amount of Coupon Payments is uncertain and the Coupon Rate may not be more than the Minimum Coupon Rate.

●	The Coupon Rate on your securities will not exceed the Auto-Cap Rate.

●
The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and their credit spreads may adversely affect the value of the securities prior to maturity, and all payments on the securities will be subject to the ability of RBS and RBSG to pay their respective obligations as they become due.

●
The Auto-Cap Rate has a lower absolute value than the Floor Rate, and a negative performance of an Underlying Share may have a greater influence on the average Share Performance and, consequently, the Coupon Rate than any positive performance of an Underlying Share.

●
The Basket contains a limited number of specific Underlying Shares and is not intended to provide diversification in or broad exposure to specific sectors or industries or to the equity markets in general.

●
Your investment will be exposed to the performance of each Underlying Share within the Basket, and you should be familiar with and make your own investment decision with respect to an investment linked to such Underlying Shares.

●	The Share Performances of the Underlying Shares within the Basket may offset each other.

●	To the extent the Underlying Shares within the Basket are concentrated in the same industry or sector, prices of such Underlying Shares may correlate with each other.

●	Your return on an investment in the securities may be less than an investment directly in the Underlying Shares within the Basket.

●	In addition to the final Coupon Payment, the Payment at Maturity will never exceed the Original Offering Price, regardless of how well each Underlying Share within the Basket performs.

●	The securities may not be a suitable investment for you.

●	Although we are a bank, the securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.

●	The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.

●	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

●
In the event that the U.K. tax treatment of the securities changes in certain ways, allowing us or RBSG, as guarantor, to exercise our option to redeem the securities, the amount of cash you will be entitled to receive upon redemption of the securities is uncertain.

●
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

●	Hedging and trading activities by us or our affiliates may adversely affect your return on the securities and the value of the securities.

●	There may be potential conflicts of interest between security holders and the calculation agent or other of our affiliates.

●
RBSSI and its affiliates may publish reports, express opinions or provide recommendations that are inconsistent with investing in or holding the securities.  Any such reports, opinions or recommendations could affect the price of each Underlying Share and therefore the value of the securities.

●	There is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

●	We may engage in business with or involving one or more of the issuers of the Underlying Shares (each, an “Underlying Company”) without regard to your interests.

●	We do not control any Underlying Company and we are not responsible for any of their disclosure.

●	There may be limited anti-dilution protection for securities linked to an Underlying Share.

●	In some circumstances, the payment you receive at maturity on the securities may be based on the common stock of another company and not the common stock of the Underlying Company.

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Investor Considerations

You may wish to consider an investment in the securities if:

●
You anticipate that the price of a sufficient number of Underlying Shares within the Basket will increase moderately from their respective Initial Share Prices, determined on the pricing date, to their respective Ending Share Prices, determined on each Coupon Valuation Date, to provide a sufficient return on investment. In other words, you have a moderately bullish view on the Underlying Shares and believe that an investment in the securities will yield a better return than market rates of interest payable on conventional interest-bearing debt securities.

●	You do not anticipate a significant decrease in the price of any Underlying Share within the Basket from its Initial Share Price to its Ending Share Price on each Coupon Valuation Date.

●
You seek annual cash coupons, you understand that such cash coupons will comprise the only return on your investment and you believe that such cash coupons will provide a sufficient return on investment.

●	You accept that the Coupon Rate determined on each Coupon Valuation Date is uncertain and may not be more than the Minimum Coupon Rate during the term of the securities.

●
You accept that there is an asymmetric floor and cap applied to the performance of each Underlying Share (i.e. the Floor Rate has a greater absolute value than the Auto-Cap Rate), such that a negative performance of an Underlying Share may have a greater influence on the average Share Performance and, consequently, the Coupon Rate than any positive performance of an Underlying Share.

●
You accept that the annual return on the securities will not exceed the Auto-Cap Rate and you accept that, in addition to the final Coupon Payment, the Payment at Maturity will not exceed the Original Offering Price.

●	You seek exposure to the performance of each particular Underlying Share within the Basket with no expectation of dividends or other benefits of owning such Underlying Share.

●	You are willing to forgo market rates of interest on the securities such as fixed or floating rate interest paid on conventional interest-bearing debt securities.

●
You are willing to accept that a trading market is not expected to develop for the securities, and you understand that secondary market prices for the securities, if any, will be affected by various factors, including our actual and perceived creditworthiness.

●	You are able to and willing to hold the securities until maturity.

●
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

●	You are not willing to be exposed to the performance of each Underlying Share within the Basket, subject to the Floor Rate and the Auto-Cap Rate.

●
You believe that the prices of one or more Underlying Shares within the Basket will decrease from their Initial Share Prices, determined on the pricing date, to their Ending Share Prices, determined on each Coupon Valuation Date, such that the performance of the Basket will not result in a sufficient return on investment.

●
You have a bullish view on the Underlying Shares and believe that a direct investment in the Underlying Shares will yield (i) a better return than an investment in the securities or (ii) a return on investment that is greater than the Auto-Cap Rate.

●	You cannot accept that your return on investment may be limited to the Minimum Coupon Rate.

●	You want to receive dividends or other distributions paid on each Underlying Share.

●	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

●	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

The Underlying Shares

None of the Underlying Companies has authorized or sanctioned the securities or participated in the preparation of this pricing supplement. Each Underlying Company is subject to the informational requirements of the Exchange Act and files reports and other information with the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Room at prescribed rates. In addition, information filed electronically by each Underlying Company with the SEC can be reviewed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov.

This pricing supplement relates only to the securities and does not relate to the Underlying Shares. We are not offering or selling securities of any Underlying Company. The descriptions of the Underlying Shares in this section are derived from the publicly available documents described in the preceding paragraph. None of us or our affiliates has participated in the preparation of these documents, verified the accuracy or the completeness of the information concerning the Underlying Shares included in the publicly available documents or made any due diligence inquiry with respect to the Underlying Shares. We do not make any representation that the publicly available documents or any other publicly available information about the Underlying Shares are accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the price of any of the Underlying Shares have been or will be publicly disclosed. Because each Coupon Payment is related to the price of the Underlying Shares, those events, if any, also would affect the market value of the securities. We do not intend to furnish to you any additional information about the Underlying Shares. Neither we nor any of our affiliates makes any representation to you as to the future performance of any of the Underlying Shares.

We obtained the historical prices of the Underlying Shares shown below from the Bloomberg Financial® service, without independent verification. The historical price of any Underlying Share should not be taken as an indication of its future performance, and we cannot assure you that its Ending Share Price determined on any Coupon Valuation Date will not decrease from its Initial Share Price.

You should make your own investigation into the Underlying Shares.

Historical Data on the Underlying Shares

The following tables set forth the high and low closing prices of each of the Underlying Shares on its principal exchange from the first quarter of 2007 through May 4, 2012.

Altria Group, Inc. (“Altria”)

According to its publicly available filings with the SEC, Altria, through its subsidiaries, engages in the manufacture and sale of cigarettes, wine, and other tobacco products in the United States and internationally.  Additionally, the company maintains a portfolio of leveraged and direct finance leases principally in transportation, including aircraft, as well as power generation and manufacturing equipment, and facilities. The common stock of Altria, par value $0.33 1/3 per share, is listed on The New York Stock Exchange. Altria’s SEC file number is 1-8940.

		High Closing Price	Low Closing Price
2007	First Quarter	$20.69	$19.03
	Second Quarter	$22.15	$20.98
	Third Quarter	$22.23	$20.10
	Fourth Quarter	$24.12	$21.37
2008	First Quarter	$24.43	$21.58
	Second Quarter	$22.77	$20.00
	Third Quarter	$21.71	$19.35
	Fourth Quarter	$20.55	$14.45
2009	First Quarter	$17.27	$14.62
	Second Quarter	$17.39	$16.11
	Third Quarter	$18.59	$16.30
	Fourth Quarter	$20.37	$17.47
2010	First Quarter	$20.82	$19.37
	Second Quarter	$21.70	$19.57
	Third Quarter	$24.25	$20.24
	Fourth Quarter	$26.15	$23.78
2011	First Quarter	$26.11	$23.51
	Second Quarter	$28.06	$25.94
	Third Quarter	$27.19	$24.36
	Fourth Quarter	$30.31	$26.50
2012	First Quarter	$30.87	$28.14
	Second Quarter (through May 4, 2012)	$32.55	$30.95

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Apple Inc. (“Apple”)

According to its publicly available filings with the SEC, Apple designs, manufactures, and markets mobile communication and media devices, personal computers, and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions, and third-party digital content and applications. The common stock of Apple, which has no par value, is listed on The NASDAQ Global Select Market. Apple’s SEC file number is 0-10030.

		High Closing Price	Low Closing Price
2007	First Quarter	$97.13	$83.27
	Second Quarter	$125.09	$90.24
	Third Quarter	$154.50	$117.05
	Fourth Quarter	$199.83	$153.76
2008	First Quarter	$194.97	$119.15
	Second Quarter	$189.96	$147.14
	Third Quarter	$179.69	$105.26
	Fourth Quarter	$111.04	$80.49
2009	First Quarter	$109.87	$78.20
	Second Quarter	$144.67	$108.69
	Third Quarter	$186.15	$135.40
	Fourth Quarter	$211.64	$180.76
2010	First Quarter	$235.83	$192.00
	Second Quarter	$274.16	$235.86
	Third Quarter	$292.46	$240.16
	Fourth Quarter	$325.47	$278.64
2011	First Quarter	$363.13	$326.72
	Second Quarter	$353.10	$315.32
	Third Quarter	$413.45	$343.23
	Fourth Quarter	$422.24	$363.50
2012	First Quarter	$617.62	$411.23
	Second Quarter (through May 4, 2012)	$636.23	$560.28

AT&T Inc. (“AT&T”)

According to its publicly available filings with the SEC, AT&T, through its subsidiaries, provides telecommunications services in the United States and internationally. The common stock of AT&T, par value $1.00 per share, is listed on The New York Stock Exchange. AT&T’s SEC file number is 1-8610.

		High Closing Price	Low Closing Price
2007	First Quarter	$39.44	$33.81
	Second Quarter	$41.50	$38.64
	Third Quarter	$42.83	$37.92
	Fourth Quarter	$42.44	$36.35
2008	First Quarter	$41.43	$34.36
	Second Quarter	$40.51	$32.76
	Third Quarter	$33.30	$27.75
	Fourth Quarter	$29.98	$22.42
2009	First Quarter	$29.42	$21.72
	Second Quarter	$26.83	$23.67
	Third Quarter	$27.43	$23.38
	Fourth Quarter	$28.34	$25.31
2010	First Quarter	$28.58	$24.77
	Second Quarter	$26.66	$24.13
	Third Quarter	$28.92	$24.29
	Fourth Quarter	$29.44	$27.70
2011	First Quarter	$30.71	$27.33
	Second Quarter	$31.88	$30.13
	Third Quarter	$31.68	$27.54
	Fourth Quarter	$30.24	$27.41
2012	First Quarter	$31.84	$29.16
	Second Quarter (through May 4, 2012)	$33.11	$30.13

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Avon Products, Inc. (“Avon”)
According to its publicly available filings with the SEC, Avon is a global manufacturer and marketer of beauty and related products. The common stock of Avon, par value $0.25 per share, is listed on The New York Stock Exchange. Avon’s SEC file number is 1-4881.

		High Closing Price	Low Closing Price
2007	First Quarter	$39.99	$33.45
	Second Quarter	$41.02	$36.49
	Third Quarter	$40.15	$31.97
	Fourth Quarter	$41.66	$36.19
2008	First Quarter	$40.50	$34.47
	Second Quarter	$41.05	$35.44
	Third Quarter	$45.25	$35.08
	Fourth Quarter	$41.23	$18.38
2009	First Quarter	$25.10	$15.20
	Second Quarter	$27.59	$19.37
	Third Quarter	$33.96	$25.11
	Fourth Quarter	$36.12	$31.45
2010	First Quarter	$34.14	$29.21
	Second Quarter	$34.76	$25.73
	Third Quarter	$32.87	$26.46
	Fourth Quarter	$35.49	$28.56
2011	First Quarter	$30.14	$26.16
	Second Quarter	$30.91	$27.22
	Third Quarter	$28.90	$19.60
	Fourth Quarter	$23.85	$16.09
2012	First Quarter	$19.63	$17.41
	Second Quarter (through May 4, 2012)	$23.52	$19.87

Bristol-Myers Squibb Company (“Bristol-Myers”)

According to its publicly available filings with the SEC, Bristol-Myers is a biopharmaceutical company whose products, which include chemically-synthesized drugs and biological products, are sold primarily to wholesalers, retail pharmacies, hospitals, government entities and the medical profession. The common stock of Bristol-Myers, par value $0.10 per share, is listed on The New York Stock Exchange. Bristol-Myers’ SEC file number is 1-1136.

		High Closing Price	Low Closing Price
2007	First Quarter	$28.86	$26.10
	Second Quarter	$32.05	$27.52
	Third Quarter	$32.14	$27.37
	Fourth Quarter	$30.09	$26.52
2008	First Quarter	$27.08	$20.46
	Second Quarter	$23.35	$19.57
	Third Quarter	$22.54	$19.85
	Fourth Quarter	$23.25	$17.26
2009	First Quarter	$23.88	$17.51
	Second Quarter	$21.97	$19.15
	Third Quarter	$22.95	$19.37
	Fourth Quarter	$25.96	$21.77
2010	First Quarter	$27.00	$23.89
	Second Quarter	$26.95	$22.44
	Third Quarter	$27.93	$24.65
	Fourth Quarter	$27.51	$25.24
2011	First Quarter	$27.29	$24.97
	Second Quarter	$29.33	$26.46
	Third Quarter	$31.49	$26.38
	Fourth Quarter	$35.29	$30.15
2012	First Quarter	$35.01	$31.85
	Second Quarter (through May 4, 2012)	$34.29	$32.47

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Colgate-Palmolive Company (“Colgate-Palmolive”)

According to its publicly available filings with the SEC, Colgate-Palmolive is a global consumer products company. The common stock of Colgate-Palmolive, par value $1.00 per share, is listed on The New York Stock Exchange. Colgate-Palmolive’s SEC file number is 1-644.

		High Closing Price	Low Closing Price
2007	First Quarter	$68.87	$65.10
	Second Quarter	$68.15	$64.44
	Third Quarter	$71.62	$64.91
	Fourth Quarter	$80.64	$71.38
2008	First Quarter	$80.98	$73.50
	Second Quarter	$78.89	$68.21
	Third Quarter	$79.99	$68.56
	Fourth Quarter	$76.76	$54.77
2009	First Quarter	$69.32	$55.05
	Second Quarter	$71.76	$57.29
	Third Quarter	$76.55	$71.02
	Fourth Quarter	$86.32	$75.82
2010	First Quarter	$85.46	$79.07
	Second Quarter	$85.81	$76.93
	Third Quarter	$84.59	$73.84
	Fourth Quarter	$81.18	$73.75
2011	First Quarter	$81.21	$75.93
	Second Quarter	$89.11	$79.90
	Third Quarter	$93.96	$80.18
	Fourth Quarter	$93.92	$86.48
2012	First Quarter	$97.78	$88.25
	Second Quarter (through May 4, 2012)	$100.35	$96.17

Emerson Electric Co. (“Emerson”)

According to its publicly available filings with the SEC, Emerson designs and supplies products and technology, and delivers engineering services and solutions in a wide range of industrial, commercial and consumer markets globally. The common stock of Emerson, par value $0.50 per share, is listed on The New York Stock Exchange. Emerson’s SEC file number is 1-278.

		High Closing Price	Low Closing Price
2007	First Quarter	$45.80	$42.11
	Second Quarter	$49.11	$41.85
	Third Quarter	$53.37	$45.42
	Fourth Quarter	$58.32	$50.50
2008	First Quarter	$55.83	$47.88
	Second Quarter	$58.20	$48.17
	Third Quarter	$50.94	$38.46
	Fourth Quarter	$39.19	$29.98
2009	First Quarter	$39.10	$24.87
	Second Quarter	$37.35	$29.53
	Third Quarter	$41.24	$30.63
	Fourth Quarter	$43.37	$37.75
2010	First Quarter	$50.81	$41.54
	Second Quarter	$53.62	$43.29
	Third Quarter	$53.46	$43.40
	Fourth Quarter	$58.68	$52.76
2011	First Quarter	$61.85	$56.35
	Second Quarter	$60.81	$51.21
	Third Quarter	$58.15	$41.31
	Fourth Quarter	$52.25	$40.69
2012	First Quarter	$53.37	$47.15
	Second Quarter (through May 4, 2012)	$52.67	$48.73

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Lockheed Martin Corporation (“Lockheed Martin”)

According to its publicly available filings with the SEC, Lockheed Martin is a global security company that is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems and products. The common stock of Lockheed Martin, par value $1.00 per share, is listed on The New York Stock Exchange. Lockheed Martin’s SEC file number is 1-11437.

		High Closing Price	Low Closing Price
2007	First Quarter	$103.34	$91.69
	Second Quarter	$99.64	$93.39
	Third Quarter	$108.49	$91.36
	Fourth Quarter	$112.25	$105.26
2008	First Quarter	$109.78	$99.30
	Second Quarter	$109.94	$98.66
	Third Quarter	$119.59	$100.26
	Fourth Quarter	$108.85	$67.97
2009	First Quarter	$85.55	$58.18
	Second Quarter	$86.17	$67.31
	Third Quarter	$82.49	$73.13
	Fourth Quarter	$78.93	$68.32
2010	First Quarter	$86.90	$74.41
	Second Quarter	$86.92	$74.50
	Third Quarter	$76.15	$68.48
	Fourth Quarter	$73.29	$68.04
2011	First Quarter	$82.27	$69.87
	Second Quarter	$81.79	$75.73
	Third Quarter	$81.97	$66.87
	Fourth Quarter	$81.52	$71.16
2012	First Quarter	$90.85	$79.98
	Second Quarter (through May 4, 2012)	$91.70	$87.55

Verizon Communications Inc. (“Verizon”)

According to its publicly available filings with the SEC, Verizon is a provider of communications services. The common stock of Verizon, par value $0.10 per share, is listed on The New York Stock Exchange. Verizon’s SEC file number is 1-8606.

		High Closing Price	Low Closing Price
2007	First Quarter	$35.93	$33.19
	Second Quarter	$40.76	$34.76
	Third Quarter	$41.56	$37.42
	Fourth Quarter	$42.86	$38.36
2008	First Quarter	$40.42	$31.46
	Second Quarter	$36.99	$32.03
	Third Quarter	$33.49	$28.61
	Fourth Quarter	$31.98	$23.43
2009	First Quarter	$32.37	$24.46
	Second Quarter	$30.86	$26.92
	Third Quarter	$30.19	$26.74
	Fourth Quarter	$31.52	$26.76
2010	First Quarter	$31.15	$26.51
	Second Quarter	$29.40	$25.16
	Third Quarter	$32.86	$26.28
	Fourth Quarter	$35.78	$31.90
2011	First Quarter	$38.54	$34.30
	Second Quarter	$38.61	$35.12
	Third Quarter	$37.82	$33.12
	Fourth Quarter	$40.12	$35.35
2012	First Quarter	$39.78	$37.21
	Second Quarter (through May 4, 2012)	$40.64	$36.80

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Walgreen Co. (“Walgreen”)

According to its publicly available filings with the SEC, Walgreen, along with its subsidiaries, operates a drugstore chain throughout the United States. The common stock of Walgreen, par value $0.078125 per share, is listed on The New York Stock Exchange. Walgreen’s SEC file number is 1-604.

		High Closing Price	Low Closing Price
2007	First Quarter	$47.77	$43.91
	Second Quarter	$46.67	$43.49
	Third Quarter	$47.93	$43.60
	Fourth Quarter	$40.18	$35.81
2008	First Quarter	$38.61	$33.01
	Second Quarter	$38.93	$32.51
	Third Quarter	$37.27	$30.96
	Fourth Quarter	$29.74	$21.40
2009	First Quarter	$28.16	$21.50
	Second Quarter	$31.72	$26.50
	Third Quarter	$37.47	$28.70
	Fourth Quarter	$40.37	$36.61
2010	First Quarter	$37.49	$33.29
	Second Quarter	$37.83	$26.49
	Third Quarter	$33.81	$26.36
	Fourth Quarter	$39.48	$33.11
2011	First Quarter	$43.34	$39.21
	Second Quarter	$45.18	$40.83
	Third Quarter	$44.14	$32.53
	Fourth Quarter	$35.34	$30.74
2012	First Quarter	$34.80	$32.63
	Second Quarter (through May 4, 2012)	$35.93	$32.21

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Summary Tax Consequences

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The securities should be treated for U.S. federal income tax purposes as “variable rate debt instruments” and the remainder of this discussion is based on this treatment.  Interest income earned with respect to the securities will be non-U.S.-source income.

Interest paid on a security will be taxable to you as ordinary income at the time it accrues or is received in accordance with your method of tax accounting. Upon the sale or exchange of a security prior to maturity, you will recognize taxable gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any amount attributable to accrued interest, which will be treated as a payment of interest that is taxed as described above. However, because the amounts of the Coupon Payments that will be received with respect to the securities are uncertain, it is not clear how much interest will be treated as having accrued prior to the time that the next Coupon Payment has become fixed. In general, gain or loss realized upon the sale or exchange of a security will be capital gain or loss and will be long-term capital gain or loss if you have held the security for more than one year.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Taxation in the United Kingdom.”

We do not provide any advice on tax matters. You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.   RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.  In addition, RBSSI will pay fees equal to 1.00% of the face value of securities issued by RBS on the settlement date, to one or more broker-dealers who are FINRA members, in consideration for its role in marketing the securities.

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

Clearance and Settlement

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree to otherwise.  Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement.

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated May 18, 2010, and the more detailed information contained in the product supplement dated January 3, 2012.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●	Product Prospectus Supplement No. VIN-1 dated January 3, 2012:

http://www.sec.gov/Archives/edgar/data/729153/000095010312000007/dp27945_424b5-vin1.htm

●	Prospectus dated May 18, 2010:

http://www.sec.gov/Archives/edgar/data/729153/000095010310001492/dp17682_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.  RBS NotesSM is a service mark of The Royal Bank of Scotland N.V., one of our affiliates.

We reserve the right to withdraw, cancel or modify any offering of the securities and to reject orders in whole or in part prior to their issuance.

THE ROYAL BANK OF SCOTLAND PLC RBS Variable Income Notes Linked to a Basket of Ten Stocks due May 31, 2018

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.  RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities.  If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.